   This announcement is neither an offer to purchase nor a solicitation of an offer to sell the Units. The Offer is made solely by the Offer to Purchase dated February 13, 1998, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Units.
The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Units pursuant thereto, the Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Units in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                    ANY AND ALL UNITS OF BENEFICIAL INTEREST
                                       OF
                BURLINGTON RESOURCES COAL SEAM GAS ROYALTY TRUST
                                       BY
                         DEVON ACQUISITION CORPORATION
                          A WHOLLY-OWNED SUBSIDIARY OF
                            DEVON ENERGY CORPORATION
                                       AT
                               $8.75 NET PER UNIT

     Devon Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Devon Energy Corporation, is offering to purchase any and all Units of Beneficial Interest (the "Units") of Burlington Resources Coal Seam Gas Royalty Trust (the "Trust"), at a price of $8.75 per Unit, net to the seller in cash, without interest (the "Purchase Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 13, 1998 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
  NEW YORK CITY TIME, ON FRIDAY, MARCH 13, 1998, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF UNITS BEING TENDERED OR UPON THE OBTAINING OF FINANCING. THE OFFER IS SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS THAT ARE CONTAINED IN THE OFFER TO PURCHASE.

     For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment (and thereby purchased) Units validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to Harris Trust Company of New York (the "Depositary") of the Purchaser's acceptance of such Units for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Units purchased pursuant to the Offer will be made by deposit of the Purchase Price therefor with the Depositary, which will act as the agent for tendering Unit holders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering Unit holders whose Units have been accepted for payment. Under no circumstances will interest on the Purchase Price be paid by the Purchaser, regardless of any delay in making such payment. In all cases, payment for Units purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Units or timely confirmation of a book-entry transfer of such Units into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

     Tenders of Units made pursuant to the Offer are irrevocable, except that Units tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth in the Offer to Purchase at any time prior to the Expiration Date (as defined in the Offer to Purchase) and, unless theretofore accepted for payment by the Purchaser, may also be withdrawn at any time after April 13, 1998. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses specified on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn, the number of Units to be withdrawn, and the name of the registered holder of the Units, if different from the name of the person who tendered such Units. If certificates for Units to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Units have been tendered by an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Units have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Units and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Units may not be rescinded, and any Units properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Units may be retendered by again following one of the procedures described in the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding.

     Subject to the applicable rules of the Securities and Exchange Commission (the "Commission"), the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, all Units validly tendered by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any respect, by giving oral or written notice of such extension or amendment to the Depositary. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer pursuant to the Offer to Purchase. Under no circumstances will interest be paid on the Purchase Price for tendered Units, whether or not the Purchaser exercises its right to extend the Offer.

     Subject to the applicable rules of the Commission, if any or all of the conditions set forth in the Offer to Purchase are not satisfied prior to the Expiration Date, the Purchaser reserves the right (but shall not be obligated) in its sole discretion to (i) decline to purchase any of the Units tendered in the Offer, terminate the Offer and return all tendered Units to the tendering Unit holders, (ii) waive or amend any or all conditions to the Offer to the extent permitted by applicable law and, subject to complying with applicable rules and regulations of the Commission, purchase all Units validly tendered,
(iii) extend the Offer and, subject to the right of the Unit holders to withdraw Units until the Expiration Date, retain the Units that have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer.

     The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

      A request is being made to the Trustee of the Trust for the use of the Trust's Unit holder list and security position listings for the purpose of disseminating the Offer to holders of Units. Once the Trust has provided such list and listings or otherwise complied with such request, the Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Units and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the name of whose nominees, appear on the Unit holder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Units.

     THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions and requests for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to D.F. King & Co., Inc., the Information Agent, or Salomon Smith Barney, the Dealer Manager, at their respective addresses and telephone numbers set forth below, and copies will be furnished promptly at the Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Dealer Manager and the Information Agent) for soliciting tenders of the Units pursuant to the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005
                           Toll Free: (800) 431-9642


                      The Dealer Manager for the Offer is:

                              SALOMON SMITH BARNEY
                            Seven World Trade Center
                            New York, New York 10048
                                 (212) 783-8527

Salomon Smith Barney is a service mark of Smith Barney Inc. Salomon Brothers Inc and Smith Barney Inc. are affiliated but separately registered broker/dealers under common control of Salomon Smith Barney Holdings Inc. Salomon Brothers Inc and Salomon Smith Barney Holdings Inc have been licensed to use the Salomon Smith Barney service mark.



February 13, 1998